SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549



                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934



                    Date of Report (date of earliest event reported):
                                 October 21, 2002



                                XEROX CORPORATION
                 (Exact name of registrant as specified in its charter)

         New York                    1-4471                     16-0468020
      (State or other            (Commission File              (IRS Employer
       jurisdiction of            Number)                       Identification
       incorporation)                                           No.)



                               800 Long Ridge Road
                               P. O. Box 1600
                               Stamford, Connecticut 06904-1600
                   (Address of principal executive offices)(Zip Code)



                   Registrant's telephone number, including area code:
                                (203) 968-3000



                               Not Applicable
            (Former name or former address, if changed since last report)










                                Page 1 of 2



Item 5.  Other Events.

Registrant and General Electric (GE) today announced an eight-year agreement for GE Vendor Financial Services to become the primary equipment financing provider for Registrant's customers in the United States through monthly advances against Registrant's new U.S. lease originations.

In addition to the $2.5 billion already funded by GE, which is secured by portions of Registrant's current U.S. lease receivables, the new agreement calls for GE to provide Registrant with funding in the U.S. of up to $5 billion outstanding during the eight-year term, subject to certain funding conditions.

"We are pleased that our relationship with Xerox continues to grow and strengthen," said Dan Henson, president and chief executive officer, GE Vendor Financial Services. "Our two organizations working together provide an effective combination with a great value proposition."

"This significant agreement represents a major step forward in Xerox's well defined strategy to further fortify its financial position," said Lawrence A. Zimmerman, Registrant's senior vice president and chief financial officer. "We have put the right processes in place, supported by this long-term contractual arrangement with GE, to ensure financial flexibility as we effectively manage and strengthen our balance sheet."

The agreement takes effect immediately and calls for GE to lend against Registrant's U.S. lease receivables at over-collateralization rates that are currently about 10 percent. Registrant noted that the financing debt and the receivables will be consolidated on its balance sheet with the debt funded by the GE advances.

Earlier this year, the companies together launched Xerox Capital Services, LLC. XCS, jointly managed by GE and Registrant, is responsible for Registrant's customer administration operations in the U.S.

______________________________________________________________________________


                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CORPORATION


                                              /s/ Martin S. Wagner
                                         __________________________________
                                         By:   Martin S. Wagner
Dated:  October 21, 2002                       Assistant Secretary







                              Page 2 of 2
3